Exhibit 10.02

As of July 25, 2008

Beacon Enterprise Solutions Group, Inc.
124 North First Street,
Louisville, KY 40202
Attention: Bruce Widener, Chief Executive Officer

Dear Mr. Widener:

Beacon Enterprise Solutions Group, Inc., a Nevada corporation (hereinafter referred to as the “Client”) has agreed to engage Allen, Goddard, McGowan, Pak & Partners, LLC (“Allen Partners”) on a non-exclusive basis to perform services related to financial consulting and public relations matters (“Services”) pursuant to the terms and conditions of this Consulting Agreement (“Agreement”) as set forth herein.

1.	Services. Allen Partners shall act as advisor to the Client and perform such Services as requested by the Client, which Services may include, but will not necessarily be limited to:

a.	advice regarding obtaining financing, including introducing the Company to accredited investors, which may be corporations, partnerships, mutual funds, hedge funds, investment partnerships, securities firms, lending and other institutions and entities, as well as select high net worth individuals for the purposes of providing financing in the form of equity or equity- linked securities of the Company or a combination of the foregoing (a “Corporate Financing Transaction”);

b.	advice regarding the financial structure of the Company or its divisions or any programs and projects undertaken by any of the foregoing;

c.	counsel Client regarding its overall strategy and related activities within the financial community;

d.	assist Client with the preparation and revision of presentation materials for meetings with the investment community; and

e.	Such other duties as Client may reasonably request of Allen Partners from time to time.

     In addition, from time to time, subject to scheduling availability, Allen Partners shall:

i.	meet with the financial community on behalf of Client;

ii.	survey key analysts, brokers and institutional investors nationwide;

iii.	maintain ongoing personal contact programs and establish a schedule of activities; and

iv.	arrange meetings between Client’s senior management and members of the financial community, including individual meetings, informal group meetings and formal presentations.

2.	Performance of Services. Allen Partners shall be obligated to provide the Services as and when requested by Client but shall not be obligated to expend any specific amount of time in so doing and shall not be authorized or obligated to perform any Services on Allen Partners’ own initiative. The Services shall be performed reasonably promptly after Client’s request, consistent with Allen Partners’ availability and good faith. The Company acknowledges that the Services to be provided hereunder are not exclusive to the Client and Allen Partners has other business obligations, including providing investment banking, financial advisory and consultant services to others, and the Company

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agrees that the provision of such services shall not constitute a breach hereof of any duty owed to the Company by virtue of this Agreement. Nothing contained herein, other than Allen Partners’ obligations relating to the Company’s Confidential Material as provided in Section 9 hereof, shall be construed to limit or restrict Allen Partners or its affiliates in conducting such businesses with respect to others or in rendering such services to others

3.	Relationship of the Parties. Allen Partners shall be, and at all times during the Term of the Agreement shall remain, an independent contractor. As such, Allen Partners shall determine the means and methods of performing the Services hereunder and shall render the Services at such places it determines. The Client shall pay all reasonable costs and expenses incurred by Allen Partners in the performance of its duties hereunder, including but not limited to reasonable and documented travel, legal fees and other expenses. Allen Partners shall provide notice to the Company at such time, if any, the foregoing expenses exceed $2,500 in the aggregate. Allen Partners will not bear any of the Company’s legal, accounting, printing or other expenses in connection with any transaction considered or consummated hereby. It also is understood that neither Allen Partners, nor any of its officers, directors, employees or agents, will be responsible for any fees or commissions payable to any finder or to any other financial or other advisor utilized or retained by the Company.

4.	Assurances. Client acknowledges that all opinions and advices (written or oral) given by Allen Partners to the Client in connection with this Agreement are intended solely for the benefit and use of Client, and Client agrees that no person or entity other than Client shall be entitled to make use of or rely upon the advice of Allen Partners to be given hereunder. Furthermore, no such opinion or advice given by Allen Partners shall by used at any time, in any manner or for any purpose, and shall not be reproduced, disseminated, quoted or referred to at any time, in any manner or for any purpose, except as may be contemplated herein. Client shall not make any public references to Allen Partners without Allen Partners’ prior written consent or as required by applicable law.

5.	Compensation. In consideration of such Services, the Company agrees to issue Allen Partners a warrant to purchase an aggregate of 1,500,000 shares of the Company’s common stock at exercise prices as follows: (i) 500,000 exercisable at $1.00, (ii) 250,000 exercisable at $1.50, (iii) 250,000 exercisable at $2.00, (iv) 250,000 exercisable at $2.25 and (v) 250,000 exercisable at $2.50. The foregoing warrants shall contain customary terms, including, without limitation, provisions for cashless exercise, weighted average anti-dilution price protection and piggyback registration rights.

6.	Additional Services. Should Client desire Allen Partners to perform additional services not outlined herein, Client may make such request to Allen Partners in writing. Allen Partners may agree to perform those services at its sole discretion and may enter into additional definitive agreements with the Company which shall set forth Allen Partners’ obligations in connection with such transactions, as well as the compensation to be paid Allen Partners with respect to its additional services.

7.	Approval of Client Information. Client will be required to approve all stockholder communications, press release and other materials prepared and disseminated on its behalf by Allen Partners.

8.	Term. This Agreement shall remain in effect until July 31, 2010.

9.	Due Diligence/Disclosure

a.	Client recognizes and confirms that, in advising Client and in fulfilling its retention hereunder, Allen Partners will use and rely upon data, material and other information furnished to it by Client. Client acknowledges and agrees that in performing its Services under this Agreement, Allen Partners may rely upon the data, material and other information

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supplied by Client without independently verifying the accuracy, completeness or veracity of same. Such information shall be deemed “Confidential Material”.

b.	Except as contemplated by the terms hereof or as required by applicable law, Allen Partners shall keep confidential, indefinitely, all Confidential Material provided to it by Client, and shall not disclose such information to any third party without Client’s prior written consent, other than such of its employees and advisors as Allen Partners reasonably determines to have a need to know. In the event Allen Partners is required by applicable law or legal process to disclose any of the Confidential Material, Allen Partners will deliver to the Company prompt notice of such requirement (by fax or overnight courier promptly following Allen Partners’ knowledge or determination of such requirement) prior to such disclosure so the Company may seek an appropriate protective order and/or waive compliance of this provision. If, in the absence of a protective order (because the Company elected to not seek such an order or it was denied by a court of competent jurisdiction) or receipt of written waiver, Allen Partners is nonetheless, upon advise of its counsel, compelled to disclose any Confidential Material, Allen Partners may do so without liability hereunder.

10.	Indemnification. The Company agrees to indemnify Allen Partners in accordance with the provisions of Annex A hereto, which is incorporated by reference and made a part hereof.

11.	Limitation Upon the Use of Advice and Services

(a)	No person or entity, other than the Company (including its directors, officers and employees), shall be entitled to make use of, or rely upon any advice of Allen Partners to be given hereunder, and the Company shall not transmit such advice to, or encourage or facilitate the use or reliance upon such advice by others without the prior written consent of Allen Partners.

(b)	Use of Allen Partners’ name in annual reports or any other report of the Company or releases by the Company requires the prior written approval of Allen Partners unless the Company is required by law to include Allen Partners’ name in such annual reports, other report or release of the Company, in which event the Company shall furnish to Allen Partners copies of such annual reports or other reports or releases using Allen Partners’ name in advance of publication by the Company.

12.	Cooperation. The Company will cooperate with and will furnish Allen Partners or entities introduced by Allen Partners with all reasonable information and data concerning the Company which Allen Partners appropriate and will provide Allen Partners with reasonable access to the Company’s officers, directors, employees, independent accountants and legal counsel. The Company represents that all information made available to Allen Partners for distribution to investors will be complete and correct in all material respects. Notwithstanding anything set forth above to the contrary, Allen Partners shall not be responsible for any due diligence investigation of the Company on behalf of any other party in connection with its services hereunder or in connection with any Corporate Finance Transaction.

13.	Termination. This Agreement may be terminated at any time prior to the expiration of the Term by either party upon five (5) days prior written notice to the other party. In the event of any such termination, this engagement letter shall terminate and shall be of no further force and effect except for (i) continuing indemnity obligations hereunder, and (ii) Allen Partners shall be entitled to retain compensation for services it has rendered (including the retention of warrants granted to it hereunder), and receive reimbursement for expenses it has incurred up to the date of such termination in accordance with Section 3.

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In the event this Agreement shall be terminated in accordance with the provisions of this Section 13 or upon expiration of this Agreement, the sections headed “Due Diligence/Disclosure,” “Indemnification,” “Non-Contravention,” “Miscellaneous,” “Relationship of the Parties,” “Limitation of Liability” will survive.

14.	General Provisions.

a.	Entire Agreement. This Agreement between Client and Allen Partners constitutes the entire agreement between and understandings of the parties hereto, and supersedes any and all previous agreements and understandings, whether oral or written, between the parties with respect to the matters set forth herein.

b.	Notice. Any notice or communication permitted or required hereunder shall be in writing and deemed sufficiently given if hand-delivered (i) five (5) calendar days after being sent postage prepaid by registered mail, return receipt requested; or (ii) one (1) business day after being sent via facsimile with confirmatory notice by U.S. mail, to the respective parties as set forth above, or to such other address as either party may notify the other in writing.

c.	Binding Nature. This Agreement shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors, legal representatives and assigns. All materials generated pursuant to Section 1 or otherwise produced by Allen Partners for and on behalf of Client during the Term of this Agreement shall be the sole and exclusive property of Client.

d.	Counterparts. This Agreement may be executed in one or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

e.	Amendments. No provisions of the Agreement may be amended, modified or waived, except in writing signed by all parties hereto.

f.	Assignment. This Agreement cannot be assigned or delegated, by either party, without the prior written consent of the party to be charged with such assignment or delegation, and any unauthorized assignments shall be null and void without effect and shall immediately terminate the Agreement.

g.	Applicable Law. This Agreement shall be deemed to have been made and delivered in New York City and shall be governed as to validity, interpretation, construction, affect and in all other respects by the internal laws of the State of New York. The parties agree that any dispute, claim or controversy directly or indirectly relating to or arising out of this Agreement, the termination or validity hereof, any alleged breach of this Agreement or the engagement contemplated hereby (any of the foregoing, a “Claim”) shall be submitted to the Judicial Arbitration and Mediation Services, Inc (JAMS), or its successor, in New York, for final and binding arbitration in front of a panel of three arbitrators with JAMS in New York, New York under the JAMS Comprehensive Arbitration Rules and Procedures (with each of Allen Partners and the Company choosing one arbitrator, and the chosen arbitrators choosing the third arbitrator). The arbitrators shall, in their award, allocate all of the costs of the arbitration, including the fees of the arbitrators and the reasonable attorneys’ fees of the

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prevailing party, against the party who did not prevail. The award in the arbitration shall be final and binding. The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. Sec.1-16, and the judgment upon the award rendered by the arbitrators may be entered by any court having jurisdiction thereof. The Company and Allen Partners agree and consent to personal jurisdiction, service of process and venue in any federal or state court within the State and County of New York in connection with any action brought to enforce an award in arbitration.

h.	There is no relationship of partnership, agency, employment, franchise or joint venture between the parties. No party has the authority to bind the other or incur any obligation on the other’s behalf.

i.	The Company hereby acknowledges that Allen Partners is not a fiduciary of the Company. The execution of this Agreement does not constitute a commitment by Allen Partners or the Company to consummate any transaction contemplated hereunder and does not ensure the successful placement or underwriting of securities of the Company or the success of Allen Partners with respect to securing any financing or acquisition targets on behalf of the Company.

j.	Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only as broad as is enforceable.

15.	Limitation of Liability. The Company agrees that Allen Partners will not be liable to the Company for any claims, losses, damages, liabilities, costs or expenses related to the engagement hereunder, except to the extent finally judicially determined to have resulted solely from the gross negligence or willful misconduct of Allen Partners, and then only to the extent of any compensation paid to Allen Partners by the Company hereunder. In no event will Allen Partners be liable for consequential, special, indirect, incidental, punitive or exemplary losses, damages or expenses.

16.	Non Contravention. During the Engagement Period, the Company shall not negotiate, enter into or attempt to negotiate or enter into any agreement, covenant or understanding, written or oral, with any other person or entity, directly or indirectly, that could in any manner be construed to be inconsistent with this Agreement or could undermine any of the rights or interests of Allen Partners, in, under or in respect of this Agreement and agrees not to interfere with, circumvent, frustrate or otherwise impede in any manner the realization by Allen Partners of any of the objectives it seeks or benefits derived, or to be derived, from any of the foregoing.

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July 25, 2008

     If you are in agreement with the foregoing, please execute two copies of this Agreement in the space provided below and return them to the undersigned.

Very truly yours,

Allen Goddard McGowan Pak & Partners, LLC

By: /s/ Alan D. Goddard
Alan D. Goddard, Chairman

ACCEPTED AND AGREED TO AS OF THE DATE FIRST ABOVE WRITTEN

Beacon Enterprise Solutions Group, Inc.

By: /s/ Bruce Widener
Bruce Widener, CEO

ANNEX A

INDEMNIFICATION

     The Company agrees to indemnify and hold harmless Allen Partners and its affiliates and their respective officers, directors, employees, agents (including selected dealers) and controlling persons (Allen Partners and each such person being an “Indemnified Party”), from and against any losses, claims, damages and liabilities, joint or several, to which such Indemnified Party may become subject under any applicable law, or otherwise, which relate to or arise in any manner out of any transaction, financing, or any other matter (collectively, the "Matters") contemplated by the engagement letter of which this Annex A forms a part and the performance by Allen Partners of the services contemplated thereby, and will promptly reimburse each Indemnified Party for all reasonable expenses (including reasonable fees and expenses of legal counsel) as incurred in connection with the investigation of, preparation for or defense of any pending or threatened claim or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party and whether or not such claim, action or proceeding is initiated or brought by or on behalf of the Company. Notwithstanding the foregoing, the Company shall not be liable under the foregoing to the extent that any loss, claim, damage, liability or expense is found in a final judgment by a court of competent jurisdiction to have resulted solely from Allen Partners’ bad faith or gross negligence.

     The Company also agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company or its security holders or creditors related to, arising out of, or in connection with, any Matters, the engagement of Allen Partners pursuant to, or the performance by Allen Partners of the services contemplated by, the engagement letter, except to the extent any loss, claim, damage, liability if found in a final judgment by a court of competent jurisdiction to have resulted solely from Allen Partners’ bad faith or gross negligence.

     If the indemnification of an Indemnified Party provided for this letter agreement is for any reason held unenforceable, although otherwise applicable in accordance with its terms, the Company agrees to contribute to the losses, claims, damages and liabilities for which such indemnification is held unenforceable (i) in such proportion as is appropriate to reflect the relative benefits to the Company, on the one hand, and Allen Partners, on the other hand, of any Matter (whether or not the Matter is consummated) or (ii) if (but only if) the allocation provided for in clause (i) is for any reason held unenforceable, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) but also the relative fault of the Company, on the one hand, and Allen Partners, on the other hand, as well as any other relevant equitable considerations. The Company agrees that for the purposes of this paragraph the relative benefits to the Company and Allen Partners of any contemplated Matter (whether or not such Matter is consummated) shall be deemed to be in the same proportion that the total value paid or received or to be paid or received by the Company as a result of or in connection with any Matter, bears to the fees paid or to be paid to Allen Partners under the engagement letter; provided, however, that, to the extent permitted by applicable law, in no event shall the Indemnified Parties be required to contribute an aggregate amount in excess of the aggregate fees actually paid to Allen Partners under the engagement letter of which this Annex A is a part.

     Promptly after receipt by Allen Partners or any other Indemnified Party of any notice of any proceeding, or the commencement of any legal action or proceeding in respect of which indemnity may be sought against the Company, Allen Partners or such other Indemnified Party shall notify the Company promptly in writing of the receipt of any such notice or commencement of such an action or proceeding. In the event the Company shall be obligated under this Indemnification Annex to indemnify Allen Partners and/or such other Indemnified Party, the Company may assume and control all aspects of the defense of such proceeding, including, inter alia, selection of counsel (which counsel shall be reasonably acceptable to Allen Partners) and, subject to the next paragraph, settlement; provided, however, that the Indemnified Parties shall have the right to retain separate counsel, but the fees and expenses of such

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counsel shall be at the expense of the Indemnified Parties, unless (i) the employment of such counsel has been specifically authorized in writing by the Company, (ii) the Company has failed to assume the defense and employ reasonably acceptable counsel as required above, or (iii) the named parties to any such action (including any impleaded parties) include both (a) the Indemnified Parties and (b) the Company, and the Indemnified Parties shall have reasonably determined that the defenses available to them are not available to the Company and/or may not be consistent with the best interests of the Company or the Indemnified Parties (in which case the Company shall not have the right to assume the defense of such action on behalf of the Indemnified Parties); it being understood, however, that the Company shall not, in connection with any one such action or separate, substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys for the Indemnified Parties, which firm shall be designated in writing by Allen Partners.

     The Company agrees that it will not, without the prior written consent of Allen Partners, settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding in respect of which indemnification may be sought hereunder (whether or not Allen Partners or any other Indemnified Party is an actual or potential party to such claim, action or proceeding), unless such settlement, compromise or consent includes an unconditional release of Allen Partners and each other Indemnified Party hereunder from all liability arising out of such claim, action or proceeding.

     If Allen Partners or any other Indemnified Party is requested or required to appear as a witness in any action brought by or on behalf of or against the Company in which such party is not named as a defendant, the Company will reimburse Allen Partners for all reasonable expenses incurred in connection with such party’s appearing and preparing to appear as such a witness, including, without limitation, the fees and disbursements of its legal counsel.

     The provisions of this Annex A shall continue to apply and shall remain in full force and effect regardless of any modification or termination of the engagement or engagement letter of which this Annex A is a part or the completion of Allen Partners’ services thereunder.